Mail Stop 03-06


						March 22, 2005

Michael A. Grollman
Chairman, Chief Executive Officer and
     Acting Chief Financial Officer
National Scientific Corporation
14505 North Hayden Road, Suite 305
Scottsdale, AZ  85260


	Re:	National Scientific Corporation
		Form 10-KSB for the fiscal year ended September 30, 2004
			Filed December 29, 2004
		File No. 0-28745

Dear Mr. Grollman:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant